房屋买卖合同

Building purchase and sale contract

Seller (party a): Hubei Science and Technology Industrial Park

Legal representative/id number: Tong Hongwen

Address: no. 1, Qilin road, Xiangcheng District, Xiangyang city

Transferee (party b): Wuhan Fengze Development Agriculture and Animal Husbandry Technology co., LTD

Legal representative/id number: Li Hanying

In accordance with relevant laws and regulations of the People's Republic of China, the parties hereto, on an equal and voluntary basis and through friendly consultation, have reached the following terms and conditions of the contract on matters related to the sale and purchase of buildings.

1. basic information of the premises

Party a's premises (hereinafter referred to as the premises) are located at no. 1, Qilin road, Xiangcheng District, Xiangyang City, Hubei Province, which located in No.4 and No.7 buildings of Hangao Science and Technology Park, the structure of the building is the framework, the building area is 50,000 square meters, the residential apartment building area is 19,000 square meters, the use of the buildings is for industrial plants and residences; The building plan is shown in annex I hereto, and the attached facilities of the building are shown in annex ii hereto (building ownership certificate no., land use right certificate no. / real estate right certificate no.) is 340405022, and the commercial housing pre-sale license is (2012) No. 064.

2. special provisions on the area of the premises

1. The area agreed in article 1 of this contract is the area (temporarily measured by party a/marked on the original property right certificate/actually measured by the real estate property right registration authority). If the area indicated on the temporary measurement area or the real estate right certificate (hereinafter referred to as the temporary measurement area) differs from the area actually measured by the real estate property right registration authority, the area actually measured by the real estate property right registration authority (hereinafter referred to as the actual area) shall prevail.

2. When the house is delivered, the difference between the actual area of the house and the temporary area under test shall not exceed + or - 1% of the temporary area (excluding + or - 1%), and the housing price shall remain unchanged.

3. If the difference between the actual area and the temporary area exceeds 1% of the temporary area, both parties agree to handle it in the following way:

(1) party b has the right to check out, and party a shall refund the payment made by party b to party b within 15 days from the date of party b's request for check-out, and pay the interest at the rate of 0.1%.

(2) the price per square meter remains unchanged, and the total price shall be adjusted according to the actual area.

3. the nature of land use rights

(1). The land use right of the buildings shall be acquired through bidding, auction and hanging.

(2). The term of land use right shall be from January 21, 2011 to September 1, 2060. Obtaining the right to the use of the land by listing;

After the sale of the premises, party b (must/need not) go through the procedures for assigning the right to the use of the land in accordance with the relevant provisions.

4. Price

According to the calculation of (total construction area/actual construction area), the total area of No.4 building and No.7 building are 50000 square meters, the selling price is 5600 RMB per square meter, and the total amount is (RMB) 280 million RMB; Apartment building is 19,000 square meters, the selling price is 8,000 RMB per square meter, the total amount of 152,000 RMB. Total: 432 million RMB.

5. terms of payment

1. Party b shall pay a deposit of RMB 10 million to party a on the effective date hereof, and shall pay a total of RMB 411 million within ten days from the effective date hereof. In addition, party a shall be paid 3 million shares at the price of $1 each.

2. The paid deposit will be offset against the last payment, and the payment method is as follows:

(1) cash;

(2) stocks;

(3) remittance.

6. term of delivery

Party a shall, within 90 days after this contract comes into force, deliver to party b the certificate of title of the premises and pay to party b the said premises and attached facilities within 30 days after receiving the full price of the said premises and attached facilities.

7. party b shall be liable for breach of contract for overdue payment

1. If party b fails to make the payment within the time specified in article 5 hereof, party a shall have the right to pursue the interest for breach of contract against the overdue payment of party b. From the second day of the due date stipulated in this contract to the actual date of payment, the monthly interest shall be calculated at 2%.

2. Any delay of more than 30 days shall be deemed as party b's failure to perform this contract. At that time, party a shall have the right to hold party b liable for breach of contract in accordance with the undetermined provisions in paragraph (1) below.

(1) upon termination of the contract, party b shall pay party as liquidated damages an amount equal to 2% of the total amount payable. If the actual economic loss of party a exceeds the liquidated damages paid by party b, the difference between the actual economic loss and the liquidated damages shall be compensated by party b according to the facts.

(2) party b shall pay party a liquidated damages equal to 1% of the total amount payable and the contract shall continue to be performed.

8. party a shall be liable for breach of contract for overdue delivery of the premises

1. In case party a fails to give the premises and attached facilities to party b for use within the time limit set forth in article 6 hereof, party b shall have the right to claim against party a for interest on the premises and attached facilities at the rate already paid by it, except for the special circumstances such as an irresistible natural disaster. The monthly interest rate shall be calculated at 2% within 3 months from the second day of the delivery term set forth herein to the actual delivery date. From the fourth month, the monthly interest rate is calculated at 3%.

2. Any delay of more than 6 months shall be deemed as party a's failure to perform this contract.

(1) upon termination of the contract, party a shall pay party b liquidated damages equal to 2% of the total amount paid by party b. If the actual economic loss of party b exceeds the liquidated damages paid by party a, the difference between the actual economic loss and the liquidated damages shall be compensated by party a according to the facts.

(2) party a shall pay party b a liquidated damages equal to 1% of the total amount paid by party b, and the contract shall continue to be performed.

9. provisions on the registration of property rights

From the date when party b actually receives the buildings, party a shall assist party b to go through the ownership registration procedures with the real estate property registration authority within the time limit stipulated by the real estate property registration authority. If party b fails to obtain the real estate ownership certificate within 180 days after the actual handover due to the fault of party a, party b shall have the right to check out. Party a shall return the payment made by party b to party b within 7 days after the request of party b to check out and compensate party b for the loss at 2% of the amount paid.

10 warranty

Party a warrants that at the time of transaction, there will be no disputes over the property rights of the premises. Party a warrants that the mortgage, mortgage debt, tax and rent of the premises shall be settled by party a prior to the transaction. After the transaction, party a shall bear all the responsibilities for any uncleared matters mentioned above.

11 payment of taxes and fees

Land value added tax arising from the transfer of ownership of the house shall be paid by party a to the country, and deed tax shall be paid by party b to the country: taxes and fees incurred by other housing exchanges shall be paid separately by party a and party b according to the provisions of the government, unless otherwise agreed.

12. handover time of expenses

The handover date of water, electricity, gas, property, heating and other expenses is February 1, 2019.

13 representations and warranties

Party a

1. Party a has the right to sign and the ability to perform this contract.

2. At the time of signing this contract, any court, arbitration agency, administrative agency or regulatory agency has made any judgment, ruling, award or specific administrative act that is sufficient to have a material adverse impact on the performance of this contract.

14. confidentiality

Party a and party b undertake to keep confidential the documents and materials (including trade secrets, company plans, operational activities, financial information, technical information, business information and other trade secrets) obtained by them during the discussion, signing and implementation of this agreement and which are not publicly available to both parties. The other party shall not disclose all or part of the trade secret to any third party without the consent of the original provider of the modified materials and documents. Except as otherwise provided by this law or regulation or otherwise provided by both parties. The confidentiality period is 3 years.

15. notice

1. All notices given by one party to the other party as required by this contract, as well as the communication of documents between the two parties and notices and requirements related to this contract, etc., shall be in writing and may be delivered (by letter, fax, telegram, in person, etc.).If the above methods cannot be served, the service may be made by public announcement.

2. The mailing addresses of the parties are as follows:

3. One party shall notify the other party in writing within 7 days from the date of change of notice or mailing address; otherwise, the non-notifying party shall bear the relevant liabilities arising therefrom.

16. modification of the contract

During the performance of this contract, in case of any special circumstances, either party a or party b needs to change this contract, it is required that the other party should timely notify the other party in writing. With the consent of the other party, both parties shall sign a written change agreement within the prescribed time limit (within 10 days after the written notice is issued), which will become an integral part of the contract. Without a written document signed by both parties, neither party has the right to change this contract, otherwise, the other party shall bear the economic losses caused thereby.

17. assignment of a contract

Except as otherwise provided in this contract or agreed by both parties through consultation, neither party shall assign any rights and obligations of the parties hereto to a third party without the written consent of the other party. No assignment shall be void without the express consent of the other party.

18. Supplementary and appendices

Matters not covered herein shall be implemented in accordance with relevant laws and regulations. If no provisions are made by laws and regulations, both parties may reach a written supplementary contract. The appendices and supplementary contracts hereto are integral parts of this contract and have the same legal effect as this contract.

19. effectiveness of a contract

1. This contract shall come into force upon being signed by the parties or their legal representatives or their authorized representatives and affixed with the company's official seal or the special seal for the contract.

2. This agreement is made in quadruplicate, with both party a and party b having the same legal effect.

3. The appendices and supplementary contracts hereto are integral parts of this contract and have the same legal effect as this contract.

Seller (party a): Hubei Science and Technology Industrial Park

Legal representative/id number: Tong Hongwen

Transferee (party b): Wuhan Fengze Development Agriculture and Animal Husbandry Technology co., LTD

Legal representative/id number: Li Hanying

Contract signing date: December 6, 2018

contract signing date: December 6, 2018

Place of signing the contract: Wuhan City